Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Ascend Wellness Holdings Inc. on Form S-8 of our report dated February 25, 2021, except for Note 1a and Note 18a, as to which the date is April 22, 2021, with respect to our audits of the consolidated financial statements of Ascend Wellness Holdings LLC as of December 31, 2020 and 2019 and for the two years ended December 31, 2020 and 2019 appearing in the Registration Statement on Form S-1 (Amendment No. 3) of Ascend Wellness Holdings Inc. filed on April 26, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP
New York, NY
July 8, 2021